-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1

                                       TO

                                 SCHEDULE 14D-1

              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                  SCHEDULE 13D
                                 (RULE 13d-101)

                         ADVANCED LOGIC RESEARCH, INC.
                           (NAME OF SUBJECT COMPANY)

                         DEUCE ACQUISITION CORPORATION
                               GATEWAY 2000, INC.
                                   (BIDDERS)

                          COMMON STOCK PAR VALUE $.01
                         (TITLE OF CLASS OF SECURITIES)

                                   00 7948102
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            William M. Elliott, Esq.
                               Gateway 2000, Inc.
                               610 Gateway Drive
                            N. Sioux City, SD  57049
                                 (605) 232-2000
                                _______________

                                    Copy to:
                             Barry L. Dastin, Esq.
                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                      1999 Avenue of the Stars, 16th Floor
                             Los Angeles, CA 90067
                                 (310) 788-1000

      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
                NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDER)

                                 JUNE 27, 1997
  (DATE OF EVENT WHICH REQUIRES FILING OF THIS AMENDMENT TO SCHEDULE 14D-1 AND
                                 SCHEDULE 13D)
-------------------------------------------------------------------------------

                                             Exhibit Index is located on Page 4

                                                               Page 1 of 4 Pages


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ITEM 10.  ADDITIONAL INFORMATION.
--------  ----------------------

          Items 10(b) and (c) are amended by the addition of the information set forth in the Press Release, dated June 30, 1997, a copy of which is attached hereto as Exhibit (a)(9), which information is incorporated herein by reference.


ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.
--------  --------------------------------

          Item 11 is amended by the addition of the following Exhibit thereto:

          (a)(9)    Press Release, dated June 30, 1997

                                                              Page 2 of 4 Pages
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                                   SIGNATURE
                                   ---------


     After due and reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 1, 1997

                                 GATEWAY 2000, INC.,
                                 a Delaware corporation


                                 By: /s/ William M. Elliott
                                    -----------------------------------------
                                    Name: William M. Elliott
                                    Title: Senior Vice President, General
                                           Counsel and Corporate Secretary


                                 DEUCE ACQUISITION CORPORATION,
                                 a Delaware corporation


                                 By: /s/ Stephen P. Johns
                                    -----------------------------------------
                                    Name: Stephen P. Johns
                                    Title: President

                                                              Page 3 of 4 Pages
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
                                                       PAGE NO. IN SEQUENTIALLY
EXHIBIT NO.         TITLE                                  NUMBERED SCHEDULE
-----------         -----                                  -----------------
(a)(9)              Press Release, dated June 30, 1997


                                                              Page 4 of 4 Pages